U.S. SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934.

Date of Report: January 6, 2006

Commission File Number: 000-51578

CryoPort, Inc.
(Exact name of small business issuer as specified in its charter)

Nevada	88-0313393
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)
451 Atlas Street Brea, California, 92821
(Address of principal executive offices)
Tel: (714) 256-6100 Fax: (714) 256-6110
(Issuer’s telephone number and fax number)
Not Applicable
(Former name, former address and former fiscal year, if changed since last report)

Item 5. Other Events.

At a Board of Directors (the Board) meeting held on December 15, 2005, the Board unanimously voted to expand the number of members of the Board from five to seven as allowed by the Company Bylaws. The Board then appointed two additional independent directors, Thomas S. Fischer, PhD and Stephen L. Scott, to fill these vacant positions.

The additions to the Board were made to insure further compliance with the Sarbanes-Oxley Act and to meet requirements to be listed on the NASDAQ Capital Markets Exchange.

Thomas S. Fischer, PhD, has over 20-years experience as a healthcare executive with a special emphasis on using information, analytic tools and technology to solve problems and improve operations. Currently retired, he consults in the healthcare sector. Dr. Fischer previously served as Senior Vice President and Chief Administrative Officer at Blue Shield of California from 1997 to 1999, and as Senior Vice President, Chief Information Officer from 1994 to 1997. Prior to Blue Shield, he held senior management positions with Kaiser Foundation Health Plan, Inc. for 12 years. Dr. Fischer obtained his Doctor of Philosophy in Mathematics from the University of Nebraska and his Bachelor of Science and Master of Science degrees from Portland State University.

Stephen L. Scott is a management and organizational consultant with over 20-years experience with diverse manufacturing businesses, including a specific background with developmental stage companies. Since 1996, Mr. Scott has been President of Technology Acquisition Group, providing expertise in corporate growth planning, strategic partner development, finance, operations, team building, product opportunity identification, corporate re-engineering and mergers and acquisitions. In addition to early stage and small companies, he has performed projects with Fortune 1000 firms such as IBM, GE, AT&T, Bristol-Myers Squibb, Warner-Lambert, Johnson & Johnson and Ayerst-Wyeth. Mr. Scott received his Juris Doctorate and Masters of Business Administration degrees from National University and his Bachelor of Science degree from the University of Akron.

On December 16, 2005, CryoPort, Inc. filed its application to be listed on the NASDAQ Capital Markets Exchange. The Company expects approval to be listed upon the NASDAQ Capital Markets Exchange once the SEC has completed its comment process on the Company’s Form 10-SB filing.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the Undersigned hereunto duly authorized.

CryoPort, Inc.

Date: January 6, 2005	By:	/s/ Peter Berry,
Chief Executive Officer, President